AMENDMENT OF FEE CONSIGNMENT

May 8, 2008

AMI Doduco, Inc.
Murray Corporate Park
1003 Corporate Drive
Export, PA 15362

AMI Doduco Espana, S.L.
Manises, Nr. 1
28224 Pozuelo de Alarcon (Madrid)
SPAIN

AMI Doduco GmbH
Im Altgefall 12
75181 Pforzheim
GERMANY

Re:	Amendment of Amended and Restated Fee Consignment and/or Purchase of Silver Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Fee Consignment and/or Purchase of Silver Agreement dated August 4, 2006, as amended (as amended, the “Consignment Agreement”), by and among AMI Doduco, Inc. (“AMI”), AMI Doduco Espana, S.L. (“AMI Spain”), and AMI Doduco GmbH (“AMI Germany” and, collectively with AMI and AMI Spain, “Consignees”) and The Bank of Nova Scotia (“Scotiabank”).

The obligations of Consignees under the Consignment Agreement are secured by that certain Guarantee (the “Guarantee”) dated September 8, 2006 executed by Technitrol, Inc. (“Technitrol”) in favor of Scotiabank.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Consignment Agreement.

May 8, 2008

Each of Scotiabank and Consignees hereby agrees, as of the date hereof, as follows:

1. The third paragraph of the Consignment Agreement (immediately prior to the definition of “Dollar Value”) is amended hereby in its entirety to read as follows:

Accordingly, Scotiabank is pleased to confirm that, subject to your acceptance, it is prepared to deliver, on an uncommitted basis, from time to time, silver, gold, platinum, palladium and rhodium (collectively, “Precious Metal”) upon consignment (the “Consignment(s)”) to AMI, AMI Espana and AMI GmBH (each a “Consignee”, AMI Espana and AMI GmBH, jointly, the “European Consignees”, and collectively the “Consignees” and together with Scotiabank, the “Parties”) subject to availability and to the terms and conditions outlined herein and further subject to Scotiabank’s absolute discretion not to deliver Precious Metal if it so decides.

          2.         Except as otherwise herein specifically provided, the word “silver”, wherever it appears in the Consignment Agreement, is amended hereby to read “Precious Metal.” All conforming changes reasonably required by the foregoing amendment shall be deemed to have been made.

3. The definition of “Dollar Value” immediately preceding Paragraph 1 of the Consignment Agreement is amended hereby in its entirety to read as follows:

“Dollar Value” with respect to Precious Metal shall mean, on the day of determination, the value in U.S. dollars of one troy ounce of silver, gold, platinum, palladium or rhodium, as the case may be, determined by: (a) with respect to silver, the daily Handy & Harman (“H&H”) Noon Price in the case of AMI and the London Fixing Price with respect to the European Consignees; (b) with respect to each of gold, platinum and palladium, the daily London Afternoon Fixing Price for such metal; and (c) with respect to rhodium, a price based on an index determined by Scotiabank at the time of the making of any particular consignment (“Rhodium Index Price”); in each case, on such day times the number of ounces of silver, gold, platinum, palladium or rhodium, as applicable, in respect of which the Dollar Value is being determined. In the event that there is no H&H Noon Price or London Fixing Price for silver, London Afternoon Fixing Price for gold, platinum or palladium or Rhodium Index Price on a

May 8, 2008

particular day, the last established H&H Noon Price or London Fixing Price for silver, London Afternoon Fixing Price for gold, platinum or palladium or Rhodium Index Price, as applicable, shall apply.

4. Paragraph 1 of the Consignment Agreement is amended hereby in its entirety to read as follows:

1.          Availability. Precious Metal delivered and held on consignment hereunder from time to time by the Consignees shall not at any time have an aggregate Dollar Value that exceeds the lesser of: (i) the Dollar Value of Nine Million (9,000,000) troy ounces of silver; and (ii) Two Hundred Seven Million U.S. Dollars ($207,000,000 U.S.) (such $207,000,000 U.S. being the “Maximum Dollar Limit”).

5. Paragraph 2 of the Consignment Agreement is amended hereby in its entirety to read as follows:

2.          Restoration of Maximum Dollar Limit. If at any time the Dollar Value of Precious Metal held on consignment hereunder by the Consignees should exceed the Maximum Dollar Limit, then Scotiabank may at its option, by telex or telecopied notice to the Consignees, require that by the end of the Business Day immediately following the day upon which such telex or telecopied notice is given, the Consignees either:

(i)          Re-deliver to Scotiabank a portion of the Precious Metal held on Consignment hereunder sufficient to reduce the Dollar Value of the Precious Metal continued to be held on consignment hereunder to an amount no greater than the Maximum Dollar Limit; or

(ii)          Purchase from Scotiabank, at the applicable price used to determine the Dollar Value hereunder, plus any applicable premium (as provided in Paragraph 14 hereof), a quantity of the Precious Metal held on consignment hereunder sufficient to reduce the Dollar Value of the Precious Metal held on Consignment hereunder to an amount no greater than the Maximum Dollar Limit.

May 8, 2008

With respect to item (ii) above, if the relevant parties are unable to agree to the purchase price, then the Maximum Dollar Limit shall be restored pursuant to the provisions of item (i) above.

6. Paragraph 3 of the Consignment Agreement is amended hereby in its entirety to read as follows:

3.          Quality. Silver delivered to the Consignees and returned to Scotiabank shall be in London Good Delivery bar form and of a minimum fineness of .9999, unless otherwise mutually agreed to in advance of delivery. Gold, platinum and palladium delivered to the Consignees and returned to Scotiabank shall be in London Good Delivery bar form and of a minimum fineness of .995 with respect to gold, .9995 with respect to platinum and .9995 with respect to palladium, unless otherwise mutually agreed to in advance of delivery. Rhodium delivered to the Consignees and returned to Scotiabank shall be in granular form and of a minimum fineness of .999, unless otherwise mutually agreed to in advance of delivery.

EXCEPT FOR THE FINENESS OF THE CONSIGNED PRECIOUS METAL AND THE QUANTITY THEREOF WITH RESPECT TO EACH CONSIGNMENT, SCOTIABANK MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRECIOUS METAL CONSIGNED OR TO BE CONSIGNED OR SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND SCOTIABANK HEREBY DISCLAIMS ALL SUCH WARRANTIES.

7. Paragraph 9 of the Consignment Agreement is amended hereby in its entirety to read as follows:

9.          Safekeeping. Until such time as the Precious Metal received from Scotiabank has been returned to Scotiabank or purchased by the Consignees, as hereinafter provided, the Consignees will afford the Precious Metal no less safekeeping protection than they afford Precious Metal held for their own account. Each Consignee will arrange insurance coverage, reasonably acceptable to Scotiabank and with Scotiabank designated thereon as loss payee, on the Precious Metal held on

May 8, 2008

consignment for Scotiabank by the Consignees in such amounts and covering such risks as is usually carried by companies engaged in a similar business and the Consignees shall, upon request, deliver to Scotiabank a copy of all policies for such insurance.

8. Paragraph 11 of the Consignment Agreement is amended hereby in its entirety to read as follows:

11.          Purchase. Provided that no Event of Default exists, and subject to the provisions of Paragraph 32 hereof, Scotiabank, by its authorized officer, shall provide an authorized representative of the applicable Consignee at least two (2) Business Days (or such lesser period as Scotiabank may accommodate) prior to the proposed value date with a quotation (based upon the applicable price used to determine the Dollar Value hereunder, plus any applicable premium) of the value date price of the Precious Metal to be purchased. If the authorized representative of the applicable Consignee agrees to such quotation, such quantity of Precious Metal will thereupon be conclusively deemed to have been contracted for purchase, with payment of the purchase price to be made on the agreed upon value date.

9. Paragraph 12 of the Consignment Agreement is amended hereby in its entirety to read as follows:

12.          Security. As continuing collateral security for the present and future indebtedness and liability of the Consignees to Scotiabank hereunder: (a) Technitrol, Inc. (the “Guarantor”) shall deliver in favor of Scotiabank in form satisfactory to Scotiabank, its guarantee (the “Guarantee”) of the present and future indebtedness and liability incurred by such Consignees to Scotiabank hereunder; and (b) each of the Consignees hereby grants to Scotiabank a lien on and a security interest in all of each Consignee’s right, and interest in the consigned Precious Metal, the products, and the proceeds thereof. Each of the Consignees agrees that Scotiabank may file financing statements (or similar instruments under applicable law) evidencing the foregoing security interest in any jurisdiction where any consigned Precious Metal is located or such filing is otherwise reasonable to perfect such security interest and/or provide notice of any transactions.

May 8, 2008

The parties agree that any financing statement (or similar instrument) filed in accordance with this paragraph shall describe the covered property as follows (provided, however, in jurisdictions in which the Uniform Commercial Code is not applicable, Scotiabank may describe the covered property in such form as may be necessary to properly evidence the foregoing security interest under the laws of such jurisdiction):

“Any and all silver, gold, platinum, palladium and rhodium in all forms and of every kind, nature and description consigned or to be consigned by The Bank of Nova Scotia to AMI Doduco, Inc., AMI Doduco Espana, S.L. and/or AMI Doduco GmbH, and all present and future goods of any kind, nature and description resulting from, or remaining after, any commingling or processing or any of the same, including bullion, coins, ingots, rings, and scraps, together with all accessions, products or proceeds (including insurance proceeds) of any of the foregoing.”

10. Paragraph 14 of the Consignment Agreement is amended hereby in its entirety to read as follows:

14.          Payments. Payment of the consignment fee will be made by the applicable Consignee within ten (10) Business Days following the 22nd day of each month and on the last day of a Consignment term. Payment of the purchase price of silver will be made on the value date and shall be determined by the H&H Noon Price and/or the London Fixing Price, as the case may be, with respect to silver on such day plus a premium of $0.015 per ounce times the number of ounces of silver that is the subject of the relevant purchase transaction. Payment of the purchase price of gold, platinum or palladium will be made on the value date and shall be determined by the London Afternoon Fixing Price with respect to such metal on such day plus a premium per ounce determined by Scotiabank at the time of such payment, in each case times the number of ounces of gold, platinum or palladium, as applicable that is the subject of the relevant purchase transaction. Payment of the purchase price of rhodium will be made on the value date and shall be determined by the Rhodium Index Price on such day plus a premium per ounce determined by Scotiabank at the time of such payment times the number of ounces of rhodium

May 8, 2008

that is the subject of the relevant purchase transaction. In the event that there is no H&H Noon Price or London Fixing Price for silver, London Afternoon Fixing Price for gold, platinum or palladium or Rhodium Index Price on a particular day, the last established H&H Noon Price or London Fixing Price for silver, London Afternoon Fixing Price for gold, platinum or palladium or Rhodium Index Price, as applicable, shall apply. In any case, payment will be made in U.S. dollars in same day funds by any method mutually agreed upon from time to time. If an amount payable hereunder is not paid when due, the applicable Consignee will pay interest on the unpaid amount, based on a 360 day year, calculated and payable upon demand for the actual number of days elapsed and compounded monthly until paid in full, at Scotiabank’s U.S. dollar base rate as quoted in New York from time to time for U.S. dollar commercial loans made by Scotiabank in the United States of America and being a variable rate of interest adjusted automatically upon change by Scotiabank, plus 1% per annum.

11. Subparagraph 17(g) and Subparagraph 17(h) of the Consignment Agreement are amended hereby in their entirety to read as follows:

(g)          any of the Consignees or the Guarantor admits its inability to pay its debts generally; or, except as provided in subparagraph (j) and subparagraph (k) of this Paragraph 17, any of the Consignees or the Guarantor fails to pay any of its indebtedness in an aggregate amount of $25,000,000 U.S. or more when due and such failure continues after any applicable grace period specified in an agreement or instrument relating to such indebtedness;

(h)          except as provided in subparagraph (j) and subparagraph (k) of this Paragraph 17, any of the Consignees or the Guarantor permits any default under any agreement or instrument relating to its indebtedness, or any other event, to occur and continue after any applicable grace period specified in such agreement or instrument and the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of indebtedness in an aggregate amount of $25,000,000 U.S. or more;

May 8, 2008

12. Paragraph 17 of the Consignment Agreement is amended hereby to add a new Paragraph 17(i), a new Paragraph 17(j) and a new Paragraph 17(k), to read as follows:

(i)          the Guarantor denies, to any extent, its obligations under the Guarantee or claims the Guarantee to be invalid or withdrawn in whole or in part; or the Guarantee is determined to be invalid in whole or in part by a court or other judicial entity, or is invalidated in whole or in part by any act, regulation or governmental action and the Guarantor fails to provide Scotiabank with a new Guarantee, in form and substance acceptable to Scotiabank, within five (5) Business Days thereafter; or the Guarantor breaches any of its covenants as contained in the Guarantee, or makes any representation or warranty as contained in the Guarantee that is incorrect in any material respect and the Guarantor fails to cure such breach or correct such represenattion or warranty within ten (10) Business Days thereafter;

(j)          the occurrence of any Event of Default as defined in that certain Credit Agreement dated as of February 28, 2008 (the “Credit Agreement”) by and among the Guarantor, the Consignee and certain other subsidiaries of the Guarantor, JPMorgan Chase Bank, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer and the Lenders (all as defined in the Credit Agreement), as the same may be amended and/or amended and restated from time to time, that causes the Administrative Agent to declare any or all of the obligations under the Credit Agreement to be immediately due and payable. Such Credit Agreement Events of Default (together with related definitions and ancillary provisions) shall, for as long as this Agreement has not been terminated and is in full force and effect, be a part of and are hereby incorporated into this Agreement by reference, mutatis mutandis, as if such Events of Default were set forth in this Agreement in full, without regard to any termination of such Credit Agreement. Insofar as any provisions of the Credit Agreement’s Events of Default conflict with or are inconsistent with any provisions of the Events of Default of this Agreement, then the provisions of this Agreement shall govern to the extent of the conflict or inconsistency, provided that the non-inclusion of a provision in either document shall not constitute a conflict or inconsistency for the purposes of this provision;

May 8, 2008

(k)          default in the payment or performance of any other obligation or indebtedness of any of the Consignees to Scotiabank or to any of its affiliates pursuant to any facility having an aggregate credit limit of $5,000,000 U.S. or more, whether now or hereafter existing and howsoever arising, incurred or evidenced, including, without limitation, pursuant to that certain Consignment and/or Purchase of Silver Agreement dated as of November 9, 2007, as amended and as the same may be amended from time to time, and such default continues after any applicable grace or cure period specified in any agreement or instrument relating to such obligation or indebtedness;

13. The final paragraph of Paragraph 17 of the Consignment Agreement is amended hereby in its entirety to read as follows:

Scotiabank may terminate this Agreement and, upon making a demand in writing upon each Consignee, will become entitled to have the Consignees deliver to Scotiabank forthwith all Precious Metal held by the Consignees on consignment for Scotiabank hereunder and shall be entitled to receive payment forthwith from the Consignees of all amounts due and accruing to Scotiabank hereunder. Delivery of such Precious Metal shall be made by either physically delivering the Precious Metal to Scotiabank or by paying to Scotiabank the applicable price used to determine the Dollar Value hereunder, plus the applicable premium of the Precious Metal then held by the Consignees as of the date and time of termination and by so paying such amount, the Consignees shall be deemed to have purchased the Precious Metal that they were required to re-deliver to Scotiabank. If the Consignees fail to immediately deliver to Scotiabank all such Precious Metal held on consignment hereunder or fail to immediately pay to Scotiabank all other amounts due to it hereunder, Scotiabank may proceed to take such steps as it deems fit, including realizing upon any security it holds in that respect.

          14.       Except as amended hereby, the Consignment Agreement, the Guarantee and all agreements, instruments and documents executed in connection therewith (collectively, the “Facility Documents”), shall remain in full force and effect and are in all respects hereby ratified and affirmed.

May 8, 2008

          15.          Each of the Consignees hereby affirms each representation, warranty and covenant made by it and set forth in the Facility Documents to which it is a party as if fully set forth herein in full. Each of the Consignees acknowledges and confirms that there are no defenses, claims or setoffs available that would operate to limit its obligations under the Facility Documents.

          16.          The Consignees shall pay all out-of-pocket expenses, costs and charges incurred by Scotiabank (including reasonable fees and disbursements of counsel) in connection with the preparation and implementation of this amendment.

Please indicate your assent to the terms of this letter agreement by your signature below.

Sincerely,

THE BANK OF NOVA SCOTIA

By:	/s/ Timothy P. Dinneny

Timothy P. Dinneny
Managing Director

By:	/s/ Zoran Miljkovic

Zoran Miljkovic
Director

May 8, 2008

ACCEPTED AND AGREED AS
OF THE DATE SET FORTH ABOVE:

AMI DODUCO, INC.

By:	/s/ Drew A. Moyer

Name: Drew A. Moyer
Title: Chief Executive Officer

AMI DODUCO ESPANA, S.L.

By:	/s/ Drew A. Moyer

Name: Drew A. Moyer
Title: Director

AMI DODUCO GMBH

By:	/s/ Drew A. Moyer

Name: Drew A. Moyer
Title: Director

GUARANTOR ACKNOWLEDGEMENT

          Technitrol, Inc. (“Technitrol”) hereby affirms each representation, warranty and covenant made by it and set forth in the Guarantee as if fully set forth herein in full. Technitrol acknowledges and confirms that there are no defenses, claims or setoffs available to it that would operate to limit its obligations under the Guarantee. Technitrol acknowledges and agrees that its obligations to Scotiabank pursuant to the Guarantee shall remain in full force and effect and shall include, without limitation, all obligations of the Consignees pursuant to the Consignment Agreement, as the same may have been increased hereby or may hereafter be incurred by the Consignees.

TECHNITROL, INC.
By:	/s/ Drew A. Moyer

Name: Drew A. Moyer
Title: Sr. Vice President & CFO